Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c), Rule 457(f)(1)	147,000,000(1)(2)	N/A	$7,025,500,000(3)	0.00014760	$1,036,963.80

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$7,025,500,000		$1,036,963.80

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$1,036,963.80

(1)

Represents the estimated maximum number of shares of common stock, par value $0.01 per share (the “SLB common stock”), of the registrant, Schlumberger Limited (Schlumberger N.V.) (“SLB”), to be issued upon the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 2, 2024 (the “Merger Agreement” and such transactions, the “Transactions”), by and among SLB, Sodium Holdco, Inc., an indirect wholly owned subsidiary of SLB, Sodium Merger Sub, Inc., an indirect wholly owned subsidiary of SLB, and ChampionX Corporation (“ChampionX”). This number is based on (i) 200,000,000, the estimated maximum number of shares of ChampionX common stock, par value $0.01 per share (“ChampionX common stock”), to be outstanding immediately prior to the completion of the Merger, estimated solely for the purpose of calculating the registration fee, including shares issuable upon the exercise or settlement of ChampionX stock options and stock-based awards outstanding as of April 23, 2024 that are or may become exercisable or issuable upon settlement prior to completion of the Merger, multiplied by (ii) 0.735, the exchange ratio under the Merger Agreement.

(2)

Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the shares of SLB common stock was calculated upon the market value of shares of ChampionX common stock and is equal to the product of (i) $35.13, the average of the high and low prices of a share of ChampionX common stock as reported on the Nasdaq Stock Market LLC on April 23, 2024, and (ii) 200,000,000, the estimated maximum number of shares of ChampionX common stock, including shares of ChampionX common stock issuable upon the exercise or settlement of ChampionX stock options and stock-based awards outstanding as of April 23, 2024 that are or may become exercisable or issuable upon settlement prior to the completion of the Merger.